UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On: May 2, 2005

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Wynn Resorts, Limited, a Nevada corporation (the “Company”), will be held in the Latour Ballroom at the Wynn Las Vegas Resort and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, on May 2, 2005, at 11:00 a.m. (local time), for the following purposes (which are more fully described in the Proxy Statement, which is attached and made a part of this Notice):

1.	To elect four directors to serve as such until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal;

2.	To approve a proposed amendment to the Company’s Annual Performance-Based Incentive Plan for Executive Officers;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ended December 31, 2005; and

4.	To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 31, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the Annual Meeting at the Company’s executive offices, located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Any other persons will be admitted at the discretion of the Company, as seating is limited.

Whether or not you plan to attend the Annual Meeting, you are urged to read the Proxy Statement and then complete, sign and date the enclosed Proxy Card and return it as promptly as possible in the enclosed, postage-prepaid envelope to ensure the presence of a quorum for the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting and revoke your proxy in writing. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

Marc H. Rubinstein

Secretary

Las Vegas, Nevada

April 11, 2005

WYNN RESORTS, LIMITED

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

PROXY STATEMENT

General Information

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Wynn Resorts, Limited (“Wynn Resorts,” “we” or the “Company”), for use at the Company’s Annual Meeting of Stockholders on May 2, 2005 (the “Annual Meeting”) to be held in the Latour Ballroom at the Wynn Las Vegas Resort and Casino, 3131 Las Vegas Boulevard South Las Vegas, Nevada, at 11:00 a.m. (local time) and at any adjournment of that meeting. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement and are more fully outlined herein. A copy of our 2004 Annual Report to Stockholders, this Proxy Statement and the accompanying Proxy Card were first mailed to stockholders beginning on or about April 11, 2005.

The Board of Directors believes that the election of the director nominees named herein, the approval of the amendment to the Wynn Resorts, Limited Annual Performance Based Incentive Plan for Executive Officers (the “Incentive Plan”) and the ratification of the appointment of the independent auditors are all in the best interests of the Company and its stockholders and recommends the approval of each of the proposals contained in this Proxy Statement.

Revocability of Proxies

Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by filing or sending a writing or other transmission revoking it, or by executing and delivering another proxy bearing a later date, to the Secretary of the Company at the Company’s Executive Offices located at 3131 Las Vegas Boulevard South, Las Vegas Nevada 89109, or to the inspector of elections of the Company appointed to count the votes of stockholders. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the enclosed form will be voted FOR the election as directors of the nominees listed herein, FOR the approval of the amendment to the Incentive Plan, FOR the ratification of the appointment of the independent auditors as described herein and, with respect to any other matter that may properly come before the Annual Meeting, in the discretion of the persons voting the respective proxies.

The cost of preparing, assembling and mailing of proxy materials will be borne by the Company. Directors, executive officers and other employees may also solicit proxies but will not receive any special compensation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

At the close of business on March 31, 2005, the record date for determining stockholders entitled to vote at the Annual Meeting, 99,481,767 shares of the Company’s common stock, $.01 par value, were outstanding. Each stockholder is entitled to one vote for each share of common stock held of record on that date on all matters presented at the Annual Meeting.

A plurality of the votes cast in person or by proxy at the Annual Meeting will be required for the election of the director nominees. Under Nevada law, shares as to which a stockholder abstains or withholds from voting on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and therefore will not affect the election of the nominees receiving a plurality of the votes cast. However, those shares will be counted for purposes of determining whether there is a quorum.

For each other item to be acted upon at the Annual Meeting, the item will be approved if the number of votes cast in favor of the item by the stockholders entitled to vote exceeds the number of votes cast in opposition to the item. Although counted for purposes of determining whether there is a quorum, abstentions, and broker non-votes will not be counted as voting thereon and therefore will not affect the votes on these proposals.

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2005, certain information regarding the shares of the Company’s common stock beneficially owned by: (i) each director and nominee for director; (ii) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company’s common stock based on information reported on Forms 13D or 13G filed with the Securities and Exchange Commission (the “SEC”); (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers, directors and director nominees as a group.

	Beneficial Ownership Of Shares(1)
Name and Address of Beneficial Owner(2)	Number	Percentage
Stephen A. Wynn(3)(4)(5)	24,549,222	24.68%

Kazuo Okada(3)(6)	24,549,222	24.68%

Aruze USA, Inc.(3)(6) 745 Grier Drive Las Vegas, NV 89119	24,549,222	24.68%

AXA Financial, Inc(7) 1290 Avenue of the Americas New York, New York 10104	5,761,099	5.79%

Baron Capital Group, Inc.(8) 767 Fifth Avenue New York, NY 10 153	8,009,489	8.05%

Marsico Capital Management, LLC(9) 1200 17th Street, Suite 1600 Denver, Colorado 80202	13,729,913	13.80%

Ronald J. Kramer(10)	516,646	*

Robert J. Miller(11)	12,500	*

John A. Moran(11)(12)	133,500	*

Alvin V. Shoemaker(11)	21,500	*

Kiril Sokoloff(13)	10,000	*

D. Boone Wayson(14)	62,500	*

Elaine P. Wynn(5)(15)	24,549,222	24.68%

Stanley R. Zax(11)(16)	712,500	*

Allan Zeman(11)	12,500	*

Marc D. Schorr(17)	530,723	*

John Strzemp(18)	170,223	*

Linda Chen(19)	47,500	*

All Directors and Executive Officers as a Group (22 persons) (20)	52,000,215	52.02%

*	Less than one percent
(1)

This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws, where applicable, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 99,481,767 shares of Company’s common stock outstanding as of March 31, 2005, adjusted as required by the rules promulgated by the SEC.

(2)	Unless otherwise indicated, the address of each of the named parties in this table is: c/o Wynn Resorts, Limited, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
(3)	Does not include shares that may be deemed to be beneficially owned by virtue of the Stockholders Agreement, dated April 11, 2002, by and among Stephen A. Wynn, Aruze USA, Inc. (“Aruze USA”) and Baron Asset Fund. Under this agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which, including at least two independent directors, will be designated by Mr. Wynn, and the remaining members of which will be designated by Aruze USA.
(4)	Does not include shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the Buy-Sell Agreement, dated as of June 13, 2002, by and among Stephen A. Wynn, Mr. Okada, Aruze USA and Aruze Corp. that permits Mr. Wynn to acquire Aruze USA’s shares of the Company’s common stock upon certain events related to licensing under Nevada gaming laws.
(5)	Includes 1,000,000 shares, in the aggregate, of the Company’s common stock held in four grantor retained annuity trusts created by Stephen A. Wynn and Elaine P. Wynn. Mr. Wynn is the trustee of each of these trusts.
(6)	Aruze USA Inc. is a wholly owned subsidiary of Aruze Corp., a Japanese corporation. Mr. Okada has a controlling interest in Aruze Corp. and is a director of that company. The information provided is based upon a Schedule 13D, dated October 30, 2002, filed by Aruze USA Inc., Aruze Corp. and Kazuo Okada.
(7)	AXA Financial, Inc. (“AFI”) is deemed to have beneficial ownership of these shares which are held by subsidiaries of AFI. The information provided is based upon a Schedule 13G, dated February 15, 2005, filed by AFI and its affiliates: AXA Assurance I.A.R.D Mutuelle; AXA Assurance Vie Mutuelle; AXA Courtage Assurance Mutuelle; and AXA.
(8)	Baron Capital Group, Inc. (“BCG”) is deemed to have beneficial ownership of these shares, which are held by BCG or entities that it controls. BCG disclaims beneficial ownership of the shares held by its controlled entities (or the investment advisory clients thereof) to the extent that persons other than BCG hold such shares. The information provided is based upon a Schedule 13G/A, dated February 11, 2005, filed by BCG and its affiliates: Bamco, Inc.; Baron Capital Management, Inc.; and Ronald Baron. The Schedule 13G/A filed with the SEC does not indicate whether such share number includes shares issuable upon the conversion of the Company’s convertible debentures.
(9)	Marsico Capital Management LLC (“Marsico”) has beneficial ownership of these shares. The information provided is based upon a Schedule 13G/A, dated February 11, 2005, filed by Marsico. The Schedule 13G/A filed with the SEC does not indicate whether such share number includes shares issuable upon the conversion of the Company’s convertible debentures.
(10)	Includes (i) 189,723 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest in its entirety on May 31, 2005, or upon the earlier death or disability of Mr. Kramer; (ii) 150,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest pro rata over a five year period commencing on December 15, 2005, or upon the earlier death or disability of Mr. Kramer; (iii) 100,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $14.91; and (iv) 7,615 shares of the Company’s common stock held by Mr. Kramer’s children, for which Mr. Kramer’s spouse is the custodian and Mr. Kramer disclaims beneficial ownership.
(11)	Includes (i) 10,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.74; and (ii) 2,500 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $40.00.

(12)	Includes: (i) 120,000 shares of the Company’s common stock held by Texas Gulf Partners in which Mr. Moran is a partner; and (ii) 1,000 shares of the Company’s common stock held by the Carol Moran Trust for the benefit of Mr. Moran’s wife, for which Mr. Moran disclaims beneficial ownership.
(13)	Includes 10,000 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $40.00.
(14)	Includes: (i) 10,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.63; and (ii) 2,500 shares of the Company’s common stock subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $40.00.
(15)	Includes 23,549,222 shares of the Company’s common stock registered in the name of Mrs. Wynn’s husband, Stephen A. Wynn.
(16)	Includes 700,000 shares of the Company’s common stock held by Zenith Insurance Company, a wholly owned subsidiary of Zenith National Insurance Corp., of which Mr. Zax is President and Chairman of the Board. Mr. Zax disclaims beneficial ownership of the shares held by Zenith Insurance Company.
(17)	Includes (i) 189,723 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest in its entirety on May 31, 2005, or upon the earlier death or disability of Mr. Schorr; (ii) 125,000 shares of restricted stock granted pursuant to the Company’s 2002 Stock Incentive Plan and subject to a Restricted Stock Agreement which provides that such grant will vest pro rata over a five year period commencing on December 15, 2005, or upon the earlier death or disability of Mr. Schorr; (iii) 100,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (iv) 116,000 shares of the Company’s common stock held in trust for the benefit of Mr. Schorr and his wife.
(18)	Includes (i) 50,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share; and (ii) 500 shares of the Company’s common stock held by Mr. Strzemp’s mother, for which Mr. Strzemp disclaims beneficial ownership.
(19)	Includes (i) 12,500 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $13.25 per share; and (ii) 25,000 shares subject to an immediately exercisable option to purchase the Company’s common stock granted pursuant to the Company’s 2002 Stock Incentive Plan at an exercise price of $15.40 per share.
(20)	Includes 189,723 shares of restricted stock for each of DeRuyter O. Butler, W. Todd Nisbet and Roger P. Thomas and made pursuant to the Company’s 2002 Stock Incentive Plan and subject to Restricted Stock Agreements. Each grant vests in its entirety on the following dates: May 31, 2006 for Messrs. Butler and Thomas; and June 30, 2006 for Mr. Nisbet. Each grant will also vest in its entirety upon the death of the grantee. Also includes 500,000 shares subject to immediately exercisable options granted pursuant to the Company’s 2002 Stock Incentive Plan.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Articles and the Company’s Third Amended and Restated Bylaws, as amended (the “Bylaws”), require that the number of directors on the Board of Directors be not less than one nor more than thirteen. Presently, the Board of Directors is set at eleven directors and is staggered into three classes. Class I consists of Elaine P. Wynn, Ronald J. Kramer and John A. Moran, whose terms expire in 2006. Class II consists of Stephen A. Wynn, Alvin V. Shoemaker, D. Boone Wayson and Stanley R. Zax, whose terms expire in 2007. Class III consists of Kazuo Okada, Robert J. Miller, Kiril Sokoloff and Allan Zeman, whose terms expire in 2005. At each annual meeting, the terms of one class of directors expire. Each director nominee is elected to the Board of Directors for a term of three years.

At the Annual Meeting, four Class III directors are to be elected to serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Unless authority to vote for directors is withheld in the Proxy Card, stock represented by the accompanying Proxy will be voted FOR the election of the four nominees listed below. The persons designated as proxies will have discretion to cast votes for other persons in the event any nominee for director is unable to serve or for good cause will not serve. At present, it is not anticipated that any nominee will be unable to serve or for good cause will not serve.

The names and certain information concerning the persons to be nominated as directors by the Board of Directors at the Annual Meeting are set forth below.

Kazuo Okada.    Mr. Okada has served as Vice Chairman of the Board since October 2002. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines, amusement machines and video game software, in 1969. Aruze Corp. is the sole stockholder of Universal Distributing of Nevada, Inc. (“Universal”), a gaming machine supplier company, and is currently licensed by the Nevada Gaming Commission as a manufacturer of gaming devices and to own the shares of Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada currently serves as the Chairman and a Director of Aruze Corp. From 1969 through June 2004, Mr. Okada served as the President of Aruze Corp. Mr. Okada is a Director and the Chairman and Treasurer of Aruze USA Inc., a subsidiary of Aruze Corp and a significant stockholder of the Company. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan. In addition, Mr. Okada serves as a director of SETA Corp. in Japan.

Robert J. Miller.    Mr. Miller has served as a director since October 2002. He has been a partner of the Nevada law firm of Jones Vargas since January 1999. He has also been a partner in Miller & Behar Strategies since January 2003. From January 1989 until January 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller also serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology and America West Holdings Corporation.

Kiril Sokoloff.    Mr. Sokoloff has served as a director since May 2004. Mr. Sokoloff is the President of 13D Research Inc., an independent investment research firm he founded in 1983. In 2002, Mr. Sokoloff founded and is currently the Chairman of Bluespan, a company engaged in the research and production of wireless applications for consumer use, and in 2004, he founded, and is currently the Co-Chairman of Healthsearches.org, a company involved in providing healthcare information over the Internet.

Allan Zeman.    Mr. Zeman has served as a director since October 2002. Mr. Zeman is chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. Mr. Zeman is also chairman of Ocean Park, a major theme park in Hong Kong, as well as the Chairman of Sweetpea Entertainment Inc. and After Dark Films, movie production companies based in Los Angeles. In 2001, he was appointed a Justice of the Peace in Hong Kong and, in 2004, he was awarded the Gold Bauhinia Star by the Chief Executive of Hong Kong.

The election of directors will be decided by the affirmative vote of a plurality of all the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors, executive officers and certain key management personnel of the Company and certain of its subsidiaries as of March 31, 2005. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. The Board of Directors has determined that each of the directors, except Mr. and Mrs. Wynn, Mr. Okada and Mr. Kramer, are independent within the meaning of the listing standards of the National Association of Securities Dealers (the “NASD”). Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, subject to applicable employment agreements.

Name	Age	Position
Stephen A. Wynn	63	Chairman of the Board and Chief Executive Officer
Kazuo Okada	62	Vice Chairman of the Board
Ronald J. Kramer	46	Director and President
Robert J. Miller	60	Director
John A. Moran	73	Director
Alvin V. Shoemaker	66	Director
Kiril Sokoloff	57	Director
D. Boone Wayson	52	Director
Elaine P. Wynn	62	Director
Stanley R. Zax	67	Director
Allan Zeman	56	Director
Marc D. Schorr	57	Chief Operating Officer
John Strzemp	53	Executive Vice President-Chief Financial Officer and Treasurer
Linda Chen	38	President, Wynn International Marketing, Ltd
Karen Bozich	44	Senior Vice President and Chief Information Officer
Marc H. Rubinstein	43	Senior Vice President-General Counsel and Secretary
DeRuyter O. Butler	49	Executive Vice President-Architecture, Wynn Design & Development
W. Todd Nisbet	37	Executive Vice President-Project Director, Wynn Design & Development
Roger P. Thomas	53	Executive Vice President-Design, Wynn Design & Development
David R. Sisk	43	Senior Vice President and Chief Financial Officer, Wynn Las Vegas, LLC
Grant R. Bowie	47	President, Wynn Resorts (Macau), S.A.
Matt Maddox	29	Chief Financial Officer, Wynn Resorts (Macau), S.A.

Set forth below is certain information regarding the Class I and Class II directors whose terms do not expire this year, and the non-director executive officers and certain key management personnel of the Company,

Stephen A. Wynn.    Mr. Wynn has served as Chairman of the Board and Chief Executive Officer of the Company since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore LLC (“Valvino”), the Company’s predecessor and its wholly owned subsidiary. Mr. Wynn also serves as an officer and/or director of several of our subsidiaries. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated, and its predecessor. Mr. Wynn is married to Elaine P. Wynn.

Ronald J. Kramer.    Mr. Kramer has served as President of the Company and as one of its directors since October 2002. Mr. Kramer also served as President of Wynn Resorts Holdings, LLC (“Wynn Resorts Holdings”), a wholly owned indirect subsidiary of Wynn Resorts, from April to October 2002. From July 1999 to October 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor, Wasserstein Perella & Co. Mr. Kramer is a member of the board of directors of Monster Worldwide, Inc., Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

John A. Moran.    Mr. Moran has served as a director since October 2002. Mr. Moran is the retired Chairman of Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary

Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and subsequently became National Finance Chairman of the Dole for President campaign. Mr. Moran is currently a member of the board of directors of Critical Mass Ventures.

Alvin V. Shoemaker.    Mr. Shoemaker has served as a director since December 2002. Mr. Shoemaker is currently retired and was the chairman of the board of First Boston Inc. and First Boston Corp. from April 1983 until his retirement in January 1989, at the time of its sale to Credit Suisse Bank. Mr. Shoemaker is a member of the board of directors of Hanover Compressor Co., Frontier Bank and Huntsman Chemical Co..

D. Boone Wayson.    Mr. Wayson has served as a director since August 2003. Mr. Wayson has been a principal of Wayson’s Properties, Incorporated, a real estate development and holding company, since 1970. He also serves as an officer and/or director of other real estate and business ventures. From 2000 through May 2003, Mr. Wayson served as a member of the board of directors of MGM MIRAGE and from 1987 through May 2000, he served as a member of the board of directors of Mirage Resorts, Incorporated.

Elaine P. Wynn.    Mrs. Wynn has served as a director for Wynn Resorts since October 2002, and is an active collaborator in the creation of Wynn Las Vegas Resort and Country Club. In addition to her corporate responsibilities, she has also served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn served as a director for Mirage Resorts, Incorporated from 1976 until 2000. Mrs. Wynn is married to Stephen A. Wynn.

Stanley R. Zax.    Mr. Zax has served as a director since October 2002. Since 1977, Mr. Zax has served as Chairman of the Board, and, since 1978, has also served as President and CEO of Zenith National Insurance Corp. Zenith National Insurance Corp. and Zenith Insurance Company, its wholly owned subsidiary, are engaged in the workers compensation insurance and reinsurance businesses.

Marc D. Schorr.    Mr. Schorr serves as Chief Operating Officer of the Company, a position he has held since June 2002. Mr. Schorr also serves as the Chief Executive Officer and President of Wynn Las Vegas, LLC, the President of Wynn Design & Development, LLC, and as an officer of several of the Company’s subsidiaries. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated.

John Strzemp.    Mr. Strzemp serves as Executive Vice President-Chief Financial Officer of the Company, a position he has held since September 2002. Mr. Strzemp has served as the Company’s Treasurer since March 2003 and has served as an officer of several of the Company’s subsidiaries since November 2000. Mr. Strzemp was Executive Vice President, Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, Incorporated, from April 1998 to October 2000.

Linda Chen.    Ms. Chen serves as the President of Wynn International Marketing, Limited, a wholly owned indirect subsidiary of the Company, a position she has held since January 2005. Ms. Chen is responsible for managing the Company’s global marketing efforts. In addition, Ms. Chen is the Chief Operating Officer of Wynn Resorts (Macau), S.A., a position she has held since June 2002. From May 1997 through May 2002, Ms. Chen was the Executive Vice President—International Marketing at MGM MIRAGE.

Karen Bozich.    Ms. Bozich is the Senior Vice President and Chief Information Officer of the Company, a position she has held since January 2005. From June 2001 through December 2004, Ms. Bozich was the Vice President and Chief Information Officer of Wynn Las Vegas, LLC. Ms. Bozich served as the Chief Information Officer of Viejas Casino and Turf Club from September 1999 through April 2001.

Marc H. Rubinstein.    Mr. Rubinstein serves as Senior Vice President, General Counsel and Secretary of the Company, a position he has held since September 2002. Mr. Rubinstein has also served as Senior Vice President-General Counsel of several of the Company’s subsidiaries including Valvino, Wynn Las Vegas, LLC and Wynn Resorts Holdings. Before joining the Wynn organization, Mr. Rubinstein served as Senior Vice President-General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly owned subsidiary of Caesars World, Inc., and of the Sheraton Desert Inn Corporation, a gaming company that did business as The Desert Inn, and which was then a wholly owned subsidiary of ITT Sheraton Corp. (and later of Starwood Hotels & Resorts Worldwide, Inc.).

DeRuyter O. Butler.    Mr. Butler has served as Executive Vice President-Architecture of Wynn Design & Development, LLC, a wholly owned subsidiary of the Company, since June 2000. In 2000, Mr. Butler co-founded Butler/Ashworth Architects, Ltd., LLC, an architecture firm, and has served as its President since March 2000. From December 1982 to May 2000, Mr. Butler served as Director of Architecture for Atlandia Design & Furnishings, Inc., a construction supervision and design company which was then a wholly owned subsidiary of Mirage Resorts, Incorporated.

W. Todd Nisbet.    Mr. Nisbet has served as Executive Vice President-Project Director of Wynn Design & Development, LLC a wholly owned subsidiary of the Company, since July 2000. From 1999 to 2000, Mr. Nisbet served as Vice President Operations of Marnell Corrao Associates, Inc., a design/build firm and, from 1995 to 1999, Mr. Nisbet was Senior Project Manager at Marnell Corrao.

Roger P. Thomas.    Mr. Thomas has served as the Executive Vice President-Design for Wynn Design & Development, LLC, a wholly owned subsidiary of the Company, since June 2000. From April 1981 to May 2000, Mr. Thomas served as Vice President—Design for Atlandia Design & Furnishings, Inc., a construction supervision and design company which was then a wholly owned subsidiary of Mirage Resorts, Incorporated.

David R. Sisk.    Mr. Sisk is the Senior Vice President and Chief Financial Officer of Wynn Las Vegas, LLC, a wholly owned indirect subsidiary of the Company, a position he has held since October 2003. From October 1999 to October 2003, Mr. Sisk was the Senior Vice President, Treasurer and Chief Financial Officer of Caesars Palace, a subsidiary of Caesars Entertainment, Inc.

Grant Bowie.    Mr. Bowie has served as the President of Wynn Resorts (Macau), S.A., a wholly owned indirect subsidiary of the Company, since September 2003. Mr. Bowie was the Senior Vice President—Australia for BI Gaming, a subsidiary of Caesars Entertainment, Inc., from January 1998 through April 2003.

Matt Maddox.    Mr. Maddox is the Chief Financial Officer of Wynn Resorts (Macau), S.A., a wholly owned indirect subsidiary of the Company, a position he has held since March 2003. From May 2002 through March 2003, Mr. Maddox was the Company’s Treasurer and Vice President—Investor Relations. From February 2000 to May 2002, Mr. Maddox was the Vice President—Finance with Caesars Entertainment, Inc., and, from May 1998 to February 2000, Mr. Maddox worked as an investment banker for Banc of America Securities in the mergers and acquisitions department.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors met five times during 2004. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2004, none of the members of the Board of Directors attended less than 75% of the aggregate number of meetings of the Board of Directors held while they were members of the Board of Directors. Also during 2004, none of the members of the Board of Directors attended fewer than 75% of the aggregate number of meetings held by the committees of the Board of Directors of which he or she was a member. The current members of each of the Board of Directors’ committees are listed below.

The Audit Committee

The Audit Committee is composed entirely of the following non-management directors: Stanley R. Zax, Chairman, John A. Moran, Alvin V. Shoemaker and Kiril Sokoloff. Each member of the Audit Committee is independent under the listing standards of the NASD. Further, the Board of Directors has determined that Messrs. Zax, Moran and Shoemaker are qualified as audit committee financial experts within the meaning of SEC regulations. During 2004, the Audit Committee met eight times.

The Audit Committee meets periodically with the Company’s independent auditors, management and legal counsel to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The Audit Committee also advises the Board of Directors on matters related to accounting and auditing and appoints the Company’s independent auditors. The independent auditors have complete access to the Audit Committee without management present to discuss results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. The charter is available on the Company’s website at http://www.wynnresorts.com.

The Compensation Committee

The Compensation Committee is composed entirely of the following independent directors: John A. Moran, Chairman, Robert J. Miller, Alvin V. Shoemaker and Stanley R. Zax. Each member of the Compensation Committee is independent under the listing standards of the NASD. During 2004, the Compensation Committee met six times.

The Compensation Committee reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern certain officers and key employees of the Company. The Compensation Committee reviews and takes action regarding grants of all stock options and restricted shares to directors and employees. The Compensation Committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors. The charter is available on the Company’s website at http://www.wynnresorts.com.

The Nominating and Corporate Governance Committee

The Company has a Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”). The functions of the Nominating/Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company;

•	recommending to the Board of Directors directors to serve on committees of the Board of Directors;

•	advising the Board of Directors with respect to matters of Board of Director composition and procedures;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the evaluation of the Board of Directors.

The members of the Nominating/Governance Committee are Robert J. Miller, Chairman, D. Boone Wayson and Allan Zeman, each of whom is an independent director under the listing standards of the NASD. The Nominating/Governance Committee met four times during 2004. The Nominating/Governance Committee acts pursuant to a written charter adopted by the Board of Directors. The charter is available on the Company’s website at http://www.wynnresorts.com.

Nominating Process.    The Nominating/Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating/Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. To have a candidate considered by the Nominating/Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be named as a director if selected by the Nominating/Governance Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting of Stockholders.

The Nominating/Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating/Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating/Governance Committee also seeks to have the Board of Directors represent a diversity of backgrounds and experience.

The Nominating/Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors. The Committee may from time-to-time engage the services of a firm that specializes in the identification of public company director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating/Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating/Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating/Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in comparison to any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Stockholders Communications with Directors

The Board of Directors has established a process to receive communications from stockholders which can be viewed at the Company’s website at http://www.wynnresorts.com. Stockholders may contact any member (or all members) of the Board of Directors, any committee of the Board of Directors or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 3131 Las Vegas Boulevard South, Las Vegas, NV 89109.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope addressed.

In addition, it is Company policy that each of our directors are invited and encouraged to attend the Annual Meeting. All of our directors were in attendance at the 2004 Annual Meeting.

Compensation of Directors

Directors who are not employees of the Company received a monthly fee of $4,000 for services as a director. Directors who serve on the Audit Committee, the Compensation Committee or the Nominating/Governance Committee receive an additional monthly fee of $1,000 per committee ($2,000 for committee chairman). All directors are reimbursed for expenses connected with attendance at meetings of the Board of Directors.

Each non-employee director, other than non-employee directors who beneficially own more than five percent of the Company’s issued and outstanding common stock, has received an immediately exercisable option grant for 10,000 shares of the Company’s common stock upon their initial appointment to the Board of Directors. Concurrent with his appointment to the Board of Directors on May 4, 2004, Mr. Sokoloff received such immediately exercisable option grant for 10,000 shares of the Company’s common stock with a per share exercise price of $40.00, the market value of the Company’s common stock as of May 4, 2004. In addition, on May 4, 2004, each member of the Board of Directors, other than Messrs. Wynn, Okada, Kramer and Sokoloff and Mrs. Wynn, received an option to purchase 10,000 shares of the Company’s common stock. This option grant vests pro rata over a four year period and has a per share exercise price of $40.00, the market value of the Company’s common stock as of May 4, 2004.

Robert J. Miller, a member of the Board of Directors, also receives a $25,000 annual retainer for his service as the Chairman of the Company’s Gaming Compliance Committee.

Compensation Committee Interlocks and Insider Participation

As noted above, the members of the Compensation Committee during 2004 were the following non-management directors: Messrs. Moran, Miller, Shoemaker and Zax. No member of the Compensation Committee is, or was, formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s common stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are also required to furnish the Company with copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during 2004.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Chief Executive Officer, President and Senior Financial Officers. A copy of the Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and is available at the Company’s website at http://www.wynnresorts.com. We intend to satisfy the disclosure requirement under Item 10 of the Current Report on Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics, by posting such information on our website http://www.wynnresorts.com.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (collectively, the “Named Executive Officers”), for services rendered to the Company and its affiliates in all capacities during the last three completed fiscal years.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
						Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)	All Other Compensation ($)(1)
Stephen A. Wynn Chief Executive Officer of Wynn Resorts, Limited	2004	$1,826,923	$2,740,382	$215,283	(2)	$—		—	$15,928
	2003	1,326,923	—	109,213	(2)	—		—	11,437
	2002	197,115	—	63,060	(2)	—		—	—

Ronald J. Kramer (3) President of Wynn Resorts, Limited	2004	1,171,923	1,171,923	—		—	(4)	—	7,458
	2003	1,072,692	—	—		2,828,770	(5)	200,000	1,530
	2002	730,769	1,250,000	—		—		—	833

Marc D. Schorr Chief Operating Officer of Wynn Resorts, Limited	2004	1,000,000	1,000,000	—		—		—	10,643
	2003	788,461	—	—		—		200,000	6,000
	2002	118,269	—	—		2,513,830	(5)	—	139

John Strzemp Executive Vice President and Chief Financial Officer of Wynn Resorts, Limited	2004	509,000	175,000	175,000		—		—	7,408
	2003	509,000	150,000	150,000		—		100,000	7,267
	2002	459,692	150,000	150,000		2,513,830	(5)	—	7,122

Linda Chen President—Wynn International Marketing, LLC	2004	500,000	250,000	53,567		—		—	6,633
	2003	499,670	250,000	0		—		50,000	486
	2002	423,882	145,205	0		—		25,000	168

(1)	The following amounts are included in All Other Compensation: (i) the Company’s matching contributions made in fiscal year 2004 to the Company’s 401(k) Plan, as follows: Stephen A. Wynn ($6,150), Kramer ($6,125), Marc D. Schorr ($6,150), John Strzemp ($6,150) and Linda Chen ($6,150) and (ii) executive life insurance premiums paid in 2004, as follows: Stephen A. Wynn ($9,778), Ronald J. Kramer ($1,308), Marc D. Schorr (4,493) John Strzemp ($1,259) and Linda Chen ($483).
(2)	The following amounts are included in Other Annual Compensation: (i) in 2004, $68,750 for compensation and benefits of a driver whom we employ for Stephen A. Wynn’s business and personal use, $63,311 related to the value of a vehicle provided by the Company for Mr. Wynn’s use, and $83,222 attributable to personal use of the Company’s corporate aircraft (the amount attributable to personal use of the Company’s aircraft equals the amount by which the variable cost of such use exceeds the amount paid by the executive, which amount is determined by reference to the Internal Revenue Services Standard Industry Fare Level (SIFL) tables. The SIFL amount is used by the Company and its executives for tax reporting purposes); and (ii) in 2003, $64,900 for compensation and benefits of a driver whom we employ for Stephen A. Wynn’s business and personal use, and $44,313 related to the value of a vehicle provided by the Company for Mr. Wynn’s use; and (iii) in 2002, $55,000 for the salary of a driver whom we employee for Stephen A. Wynn’s business and personal use, and $8,060 for the value of accounting services provided to Mr. Wynn.
(3)	Mr. Kramer commenced his employment with the predecessor of the Company on April 1, 2002.
(4)	On December 27, 2004, subject to certain conditions, the Compensation Committee approved a grant to Messrs. Kramer and Schorr of 150,000 and 125,000 shares of restricted stock, respectively, for services rendered during 2004. These grants became effective on February 3, 2005. 20% of each grant will vest on December 15th of each of the next five years, beginning with December 15, 2005.
(5)

On December 11, 2002, Messrs. Strzemp and Schorr were each granted 189,723 shares of restricted stock, and on April 1, 2003, Mr. Kramer was granted 189,723 shares of restricted stock. Mr. Strzemp’s grant vested in its entirety on November 1, 2004. Messrs. Kramer’s and Schorr’s grants vest in their entirety on May 31, 2005. As of December 31, 2004, the value of Messrs. Kramer’s and Schorr’s respective grants was $12,696,263 based on a closing price of $66.92 per share on December 31, 2004. There are no voting rights associated with any unvested shares and any distributions or dividends with respect to unvested shares are held by the Company and are released only upon vesting.

OPTION GRANTS IN LAST FISCAL YEAR

During the year ended December 31, 2004, none of the Named Executive Officers received an option to purchase shares of the Company’s common stock. For the year ended December 31, 2004, the Company did not grant any SARs.

2004 Option Values

The following table provides information related to options to purchase the Company’s common stock held by the Named Executive Officers at December 31, 2004. None of the Named Executive Officers exercised options to purchase the Company’s common stock during the year ended December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION VALUES

	Number Of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value Of Unexercised In-The-Money Options At Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen A. Wynn	—	—	—	—
Ronald J. Kramer	50,000	150,000	2,600,500	7,801,500
Marc D. Schorr	50,000	150,000	2,576,000	7,728,000
John Strzemp	25,000	75,000	1,288,000	3,864,000
Linda Chen	25,000	50,000	1,314,875	2,602,875

(1)	Options are “in-the-money” if, on December 31, 2004, the market price of the Company’s common stock exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Company’s common stock covered by the options on December 31, 2004, and the aggregate exercise price of such options. The market price of our common stock on December 31, 2004 was $66.92.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes, as of December 31, 2004, compensation plans under which our equity securities are authorized for issuance, aggregated as to: (i) all compensation plans previously approved by stockholders, and (ii) all compensation plans not previously approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,296,750	$24.38	6,262,412
Equity compensation plans not approved by security holders	—	—	—

Total	2,296,750	$24.38	6,262,412

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers.

Each Named Executive Officer’s employment agreement is effective as of October 25, 2002, which was the effective date of our initial public offering, and has a term of five years, except that (a) Mr. Wynn’s employment agreement terminates October 24, 2017, (b) Mr. Kramer’s employment agreement is effective as of April 1, 2003, (c) Mr. Strzemp’s employment agreement terminates on October 31, 2005, and (d) Ms. Chen’s employment agreement is effective as of June 3, 2002. Mr. Wynn’s employment agreement provides for an annual base salary of $1,250,000 for the first year, increasing by $500,000 each year to a maximum of $2,750,000 starting October 2005. Mr. Kramer’s employment agreement provides for an annual salary of $1,100,000 for the first year, $1,200,000 for the second year and $1,300,000 for the remainder of his term. Mr. Schorr’s employment agreement provides for an annual base salary of $750,000 for the first year and $1,000,000 for the remainder of his term. Mr. Strzemp’s employment agreement provides for an annual base salary of $509,000. Ms. Chen’s employment agreement provides for an annual base salary of $500,000.

The other terms of the employment agreements are substantially similar for each Named Executive Officer, except as noted below. Each executive is eligible to receive a bonus and an increase in base salary at such times and in such amounts as our Board of Directors, in its sole and exclusive discretion, may determine. However, after our Board of Directors adopts a performance-based bonus plan, bonuses will be determined in accordance with the plan, except that Mr. Strzemp will be entitled to a minimum annual bonus of $150,000 during his employment and Ms. Chen is entitled to a minimum annual bonus of $250,000 during her employment. Each executive will (i) be entitled to participate, to the extent that he or she is otherwise eligible, in all employee benefit plans that we maintain for our executives, and (ii) receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships). Ms. Chen is entitled to three weeks of vacation per year and the other Named Executives Officers are each entitled to four weeks of vacation per year. In addition, we provide the use of a company car, including insurance, fuel and complete maintenance, at our sole cost and expense, to each of Messrs. Wynn and Kramer, as well as a driver for Mr. Wynn. Under terms of Ms. Chen’s employment agreement, she is reimbursed for housing expenses for her and her immediate family while living in Macau. In addition, the Company provides Ms. Chen with one luxury automobile in Macau. Ms. Chen was also reimbursed for her reasonable relocation expenses incurred in moving her immediate family from Las Vegas, Nevada to Macau.

If we terminate the employment of a Named Executive Officer without “cause,” or the executive terminates his employment upon our material breach of the agreement or for “good reason” following a “change of control”

(as these terms are defined in the employment contracts), we will pay the executive a separation payment in a lump sum equal to the following:

(a)  the executive’s base salary for the remainder of the term of the employment agreement, but not for less than one year, except that (i) Mr. Wynn’s salary portion of his separation payment shall be three times such amount and (ii) Ms. Chen’s agreement is silent with respect to a minimum payment;

(b)  the bonus that the executive received for the preceding bonus period, projected over the remainder of the term (but not less than the preceding bonus that was paid), except that Mr. Wynn’s bonus portion of his separation payment shall not exceed an amount projected over four years;

(c)  base salary and any accrued but unpaid vacation pay through the termination date; and

(d)  an amount necessary to reimburse the executive for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999, except that Ms. Chen is not entitled to this payment.

Upon employment termination and in addition to the separation payment set forth above, the Named Executive Officers, other than Ms. Chen, will also be entitled to health benefits coverage for the executive and his dependents under the same arrangements under which the executive was covered immediately before his termination, until the earlier of (i) the expiration of the period for which the separation payment is paid or (ii) the date the executive becomes covered under another group health plan not maintained by us.

Except with regard to Mr. Wynn, if a Named Executive Officer’s employment terminates for any other reason before the expiration of the term (e.g., because of the executive’s death, disability, discharge for cause or revocation of gaming license), we will pay the executive only his base salary and any accrued but unpaid vacation pay through his termination date. If Mr. Wynn’s employment agreement is terminated as a result of death, complete disability or denial or revocation of his gaming license, then we will pay Mr. Wynn a separation payment equal to (a) up to four years of his base salary for the remainder of the term of the employment contract, but not less than one year, (b) up to four years of the bonus that Mr. Wynn received for the preceding bonus period projected over the remainder of the term, but not less than the preceding bonus that was paid, projected over one year, (c) any accrued but unpaid vacation pay through the date of termination and (d) an amount necessary to reimburse him for any golden parachute excise tax. Mr. Wynn will also be entitled to health benefits coverage if his employment is terminated upon his complete disability. If we terminate Mr. Wynn’s employment for cause, we will pay him only his base salary and any accrued but unpaid vacation pay through his termination date.

Under the terms of Mr. Kramer’s agreement, on April 1, 2003, he received a restricted stock grant of 189,723 shares of the Company’s common stock that will vest in its entirety on the earlier of (i) May 31, 2005, provided that Mr. Kramer is still employed by us, or (ii) the date his employment is terminated (a) by reason of death or disability, (b) by us for any reason other than cause or (c) by Mr. Kramer upon our material breach of this agreement or for good reason upon a change of control. In addition, on April 1, 2003, Mr. Kramer received an option to purchase 200,000 shares of the Company’s common stock at an exercise price of $14.91 per share. This option vests 25% per year over a four-year period beginning April 1, 2004, provided that Mr. Kramer is still employed by us on such vesting dates. If Mr. Kramer’s employment is terminated by reason of death or disability or by Mr. Kramer upon our material breach of this agreement or for good reason upon a change of control, this option will become immediately vested and exercisable in full and remain exercisable for five years following such termination.

We will also provide to each of Messrs. Wynn, Kramer and Schorr and their families the right to personal use of our aircraft, and have entered into a time-sharing agreement with each executive that requires, among other things, that the executive to pay us his and his family’s share of the direct costs that we incur in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables.

The following Report of Audit Committee and Report on Executive Compensation shall not be deemed to be incorporated by reference through any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed to be “soliciting materials” or to be filed with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

REPORT OF AUDIT COMMITTEE

Our role is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Company’s management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. We have received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their firm’s independence. Based on the review and discussion referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

    Stanley R. Zax, Chairman

    John A. Moran

    Alvin V. Shoemaker

    Kiril Sokoloff

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of non-management directors and is responsible for approving the compensation of the Company’s Chief Executive Officer, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each executive officer. During the 2004 fiscal year, the Compensation Committee met on six occasions. The Chief Executive Officer and a majority of the executive officers were subject to employment agreements that were effective prior to the 2004 fiscal year; the Compensation Committee did not determine the base compensation paid to the Company’s Chief Executive Officer or such other executive officers during the 2004 fiscal year. The Compensation Committee approved stock option and restricted stock grants as well as bonus awards to executive officers during the 2004 fiscal year. This report is provided by the Compensation Committee to assist stockholders in understanding the objectives and guidelines the Compensation Committee considers in establishing the compensation of executive officers.

Compensation of Executive Officers

During the 2004 fiscal year, all of the members of the Company’s senior management were bound by employment agreements. Most of those employment agreements were negotiated and executed prior to the formation of the Compensation Committee in October 2002. Employment agreements for certain members of senior management that were entered into during 2004 were approved by the Compensation Committee. All of the Company’s outstanding employment agreements with executive officers have terms that generally range from three to five years, and set minimum compensation for salary, bonuses and stock option grants. As part of its strategy to attract and retain high quality executive employees, the Compensation Committee’s policy is to pay executives base salaries that are competitive with salaries paid by other gaming, hospitality and development-stage companies, with the Company’s salaries being at or near the high end of the range.

Annual Incentives

The Compensation Committee intends to develop programs that will tie executive incentive compensation to the performance of the Company. With the exception of Incentive Plan bonuses and a portion of Mr. Strzemp’s bonus, annual incentive awards for the year 2004 were defined by the terms of each of the executives’ employment contract and were not determined by the Compensation Committee. However, the Compensation Committee did award restricted stock during the 2004 fiscal year.

In 2004, the Compensation Committee and the Board of Directors recommended and the stockholders approved the Incentive Plan. The Incentive Plan provides for performance based bonuses for executives that are “covered employees” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1 million paid to any such company’s chief executive officer and four other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The Compensation Committee designated Messrs. Wynn, Kramer and Schorr as the officers eligible to participate in the Incentive Plan in 2004 and established certain performance criteria under the Incentive Plan that the eligible participants were required to satisfy in order to qualify for a bonus. The performance criteria established for Mr. Wynn included meeting certain goals relating to the recruitment of senior management for the Company, preparations for the opening of Wynn Las Vegas and leadership of the creative and operation design and development of Wynn Macau. The performance criteria for Mr. Kramer included responsibility for the negotiation and documentation of financing transactions necessary for the construction of Wynn Macau and the expansion of Wynn Las Vegas. Mr. Schorr’s performance criteria required him to oversee the recruitment process of Wynn Las Vegas to ensure that the necessary senior management was in place by December 31, 2004. The actual bonus awards, if any, under the Incentive Plan are determined by the Compensation Committee, provided that pursuant to the Incentive Plan, no bonus award with respect to 2004 under the Incentive Plan could exceed the lesser of (a) $2,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of his average annual base salary and (II) in the case of all other participants, 200% of the participant’s average annual base salary. The average annual base salary is based on the base salary actually paid to the participant during the applicable year. The stockholders are being asked to consider an increase to maximum annual bonus payable under the Incentive Plan to any executive officer to $7,500,000. If approved by the stockholders, the amendment would be effective for bonuses awarded for 2005.

The minimum performance goals set by the Compensation Committee for 2004 were satisfied, and accordingly, the Company’s senior executives qualified for bonuses for 2004 under the Incentive Plan. Based upon the factors and compensation policies discussed above, the Compensation Committee determined to grant bonuses for 2004 to the Named Executives pursuant to the Incentive Plan in the following amounts: Mr. Wynn—$2,192,308; Mr. Kramer—$1,171,923; and Mr. Schorr—$1,000,000.

Long-Term Incentives

The Company has adopted a stock incentive plan designed to provide stock-based incentives to its officers. The Compensation Committee specifically approves all awards of stock options and restricted stock granted by the Company. The Compensation Committee may also use grants under the stock incentive plan to attract qualified individuals to work for the Company. The number of options to be granted to each executive officer will be based on the individual executive’s performance, tenure and future potential. During the year ended December 31, 2004, the Company granted stock option awards to certain officers with four-year vesting schedules and approved restricted share grants to Messrs. Kramer and Schorr with vesting schedules of approximately five-years.

Executive Compensation Program Philosophy and Objectives

The Compensation Committee’s primary objectives in setting compensation policies are to develop a program designed to retain the current management team, reward them for outstanding performance, and attract those individuals needed to implement the Company’s strategy.

2004 Compensation for the Chief Executive Officer

Stephen A. Wynn, our Chairman of the Board and Chief Executive Officer, and the Company entered into a five-year employment agreement prior to the establishment of the Compensation Committee. That agreement became effective on October 25, 2002, after the successful completion of the Company’s initial public offering, and provides for an annual base salary of $1,250,000 for the first year under the agreement and increases of $500,000 for each subsequent year, up to a maximum of $2,750,000. During 2004, Mr. Wynn received $1,826,923 in base salary in accordance with the terms of his employment agreement.

Concurrent with the execution of agreements with Mr. Wynn that confirmed and clarified the Company’s rights to use the “Wynn” name and Mr. Wynn’s persona in connection with the Company’s casino resort businesses, the Company extended Mr. Wynn’s employment agreement by ten years until October 24, 2017 in order to ensure the continued services of Mr. Wynn. The other material terms of Mr. Wynn’s employment agreement remained unchanged. The Compensation Committee reviewed and approved the amendment to such agreement.

Mr. Wynn received no additional stock-based incentive compensation in 2004; however, in additional to the monetary award under the Incentive Plan described above, the Compensation Committee awarded Mr. Wynn an additional $548,074 discretionary bonus in recognition of the significant appreciation in the per share market value of the Company’s common stock during 2004. To the extent not already defined in Mr. Wynn’s employment agreement, the Committee intends to review Mr. Wynn’s performance on an annual basis and will use its discretion to determine any additional compensation for Mr. Wynn based on such performance.

Limitation of Tax Deduction for Executive Compensation

Internal Revenue Code Section 162(m) prevents publicly traded companies from receiving a tax deduction on certain compensation paid to executive officers in excess of $1,000,000 in any taxable year. Other than (i) the additional discretionary bonus awarded to Mr. Wynn noted above, and (ii) $160,231 of base compensation paid to Mr. Kramer, the Compensation Committee does not believe that there will be any non-deductible compensation in 2004 based upon allowances provided under the provisions of Section 162(m). The Compensation Committee’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company.

Respectfully Submitted,

Compensation Committee

    John A. Moran, Chairman

    Robert J. Miller

    Alvin V. Shoemaker

    Stanley R. Zax

STOCK PERFORMANCE GRAPH

The graph below compares the total cumulative return of our common stock to (a) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (b) the Dow Jones US Casino Index. The performance graph assumes that $100 was invested on October 31, 2002 in each of the common stock of Wynn Resorts, Limited, the S&P 500 and the Dow Jones US Casino Index, and that all dividends were reinvested. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance. The following Stock Performance Graph shall not be deemed to be incorporated by reference through any general statement incorporating by reference this Proxy Statement into any filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed to be “oliciting materials” or to be filed with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act.

COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN(*)

AMONG WYNN RESORTS, LIMITED, THE S&P 500 INDEX AND DOW JONES US CASINO INDEX

*	$100 INVESTED ON OCTOBER 31, 2002 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement.    Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement that establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of the Company. These rights include, but are not limited to, preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of the Company’s common stock owned by the parties to the stockholders agreement.

Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of the Company’s common stock from the Company in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder’s allotment of private placement shares that is necessary to maintain the parties’ shares in the same proportion to each other that existed prior to the private placement.

In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of the Company’s common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of the Company’s common stock to anyone other than a permitted transferee (as defined in the agreement), and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, Mr. Wynn and Aruze USA also granted each other and Baron Asset Fund a tag-along right on their respective shares of the Company’s common stock. Under this tag-along right, Mr. Wynn and Aruze USA, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder’s shares of the Company’s common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of the Company’s common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign its options to the Company.

In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of the Company’s common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remainder of which will be designated by Aruze USA.

Buy-Out of Aruze USA Stock.    In 2002, Stephen A. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and the Company entered into arrangements which provide that if any Nevada gaming license application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA’s ownership of the Company’s stock were denied by gaming authorities or requested to be withdrawn or were not filed within 90 days after the filing of the Company’s application, the Company’s common stock owned by Aruze USA could be purchased by Mr. Wynn. If Mr. Wynn chose not to exercise his right to purchase the shares, the Company had the right to require him to purchase the shares. On March 24, 2005, the Nevada Gaming Commission approved the gaming applications of Aruze USA, Aruze Corp. and Kazuo Okada concerning Aruze USA’s ownership of the Company’s common stock. As a result, none of the licensing events precedent to Mr. Wynn’s option to purchase Aruze USA’s shares will occur.

Wynn Design & Development.    Wynn Design & Development, LLC, a wholly owned indirect subsidiary of the Company, is responsible for the design and architecture of Wynn Las Vegas (except for the Wynn Theater) and for managing construction costs and risks associated with the Wynn Las Vegas project. Wynn Design & Development also has similar responsibilities for the Company’s hotel and casino construction project in Macau. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Wynn Las Vegas project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. In return for these services, the Butler/Ashworth firm will be paid one dollar ($1) and reimbursed for certain expenses it incurs in providing the architectural services. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. The Company has no ownership interest in Butler/Ashworth.

Art Gallery.    Until it was closed on May 6, 2004, the Company operated an art gallery at the former Desert Inn displaying The Wynn Collection, a collection of artwork owned by Mr. and Mrs. Wynn. Under the terms of the Art Rental and Licensing Agreement under which The Wynn Collection was exhibited at the time the art gallery was closed, Mr. and Mrs. Wynn leased The Wynn Collection to the Company for an annual fee of one dollar ($1), and the Company was entitled to retain all revenues from the public display of The Wynn Collection and the related merchandising revenues. The Company was responsible for all expenses incurred in exhibiting and safeguarding The Wynn Collection, including the cost of insurance (including terrorism insurance) and taxes relating to the rental of The Wynn Collection.

On August 6, 2004, the Art Rental and Licensing Agreement was amended to set forth the terms and conditions under which The Wynn Collection will be exhibited at Wynn Las Vegas effective upon the opening of the new resort. The terms of the amended Art Rental and Licensing Agreement are substantially the same as the terms under which the Company most recently had displayed The Wynn Collection in the gallery in the former Desert Inn, including an annual rental of one dollar ($1) for all of the leased works.

Surname and Rights of Publicity Agreements.    On August 6, 2004, Wynn Resorts Holdings, entered into agreements with Mr. Wynn that confirm and clarify Wynn Resorts Holdings’ rights to use the “Wynn” name and Mr. Wynn’s persona in connection with its casino resorts. Under the parties’ Surname Rights Agreement, Mr. Wynn granted Wynn Resorts Holdings an exclusive, fully paid, perpetual, worldwide license to use, and to own and register trademarks and service marks incorporating the “Wynn” name for casino resorts and related businesses, together with the right to sublicense the name and marks to its affiliates. Under the parties’ Rights of Publicity License, Mr. Wynn granted the Wynn Resorts Holdings the exclusive, royalty-free, worldwide right to use his full name, persona and related rights of publicity for casino resorts and related businesses, together with the ability to sublicense the persona and publicity rights to its affiliates, until October 24, 2017.

Villa Lease.    On December 29, 2004, Wynn Las Vegas entered into an agreement with Mr. Wynn for the lease of a villa suite in the Wynn Las Vegas resort to Mr. and Mrs. Wynn as their personal residence. The agreement becomes effective on the earlier of the date that Mr. and Mrs. Wynn first occupy the suite or the initial opening of Wynn Las Vegas to the public. The term of the agreement continues from year to year unless terminated on at least 90 days’ written notice prior to the end of any lease year, or upon the death of Mr. Wynn. Rent will be determined each year by the Audit Committee of the Board of Directors, and will be based on the fair market value of the use of the suite accommodations. The Audit Committee has determined, based upon a third party appraisal, that the rental for the first lease year will be $580,000. All services for, and maintenance of, the suite are included in the rental, with certain exceptions.

Aircraft Arrangements.    Messrs. Wynn, Kramer and Schorr have time-sharing agreements with Las Vegas Jet, LLC, a wholly owned indirect subsidiary of the Company, covering their personal use of Company-owned aircraft that require each executive to pay the Company his and his family’s share of the direct costs that incurred in operating the aircraft, up to an amount determined by using the Internal Revenue Service Standard Industry Fare Level (SIFL) tables. During 2004, the following amounts were paid to the Company pursuant to these timesharing arrangements: Stephen A. Wynn ($207,299); Mr. Kramer ($11,953); and Mr. Schorr ($42,854). In the event that direct costs in operating the aircraft exceed the amounts determined by using the SIFL method, such additional costs are paid for by the Company. Pursuant to the provisions of the American Jobs Creation Act of 2004, such additional costs incurred after October 22, 2004 are not eligible to be claimed as a deduction for United States federal income tax purposes.

Reimbursable Costs.    The Company periodically incurs costs on Mr. Wynn’s and certain other officers’ behalf, including costs with respect to personal use of the corporate aircraft, household employees, personal legal fees, construction work and other personal purchases. Mr. Wynn and other officers have deposits with the Company to prepay any such items. These deposits are replenished on an ongoing basis as needed. At December 31, 2004, the Company’s net liability to Mr. Wynn and other officers was approximately $71,000.

Tax Indemnification Agreement.    Stephen A. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust (referred to collectively as the “Valvino members”), Valvino and the Company have entered into a tax indemnification agreement relating to their respective income tax liabilities. Prior to the contribution of the Valvino membership interests to the Company, the income and deductions of Valvino passed through to the Valvino members under the rules governing partnerships for federal tax purposes and were taken into account by them at their personal tax rates. Commencing upon the contribution of the Valvino membership interests to the Company, income and deductions are to be treated as income and deductions of the Company and are to be taken into account by it at applicable corporate tax rates. A reallocation of deductions of Valvino from the period prior to the contribution to the period commencing upon the contribution, or a reallocation of income of the Company from the period commencing upon the contribution to the period prior to the contribution, would increase the amount of taxable income (or decrease the amount of loss) reported by the Valvino members and decrease the amount of taxable income (or increase the amount of loss, including carryforwards, or increase the amount of tax basis in the assets) of the Company. Accordingly, the tax indemnification agreement generally provides that the Valvino members will be indemnified by the Company and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by the Company or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

Employment of Kenneth R. Wynn.    During the first two months of 2004, Kenneth R. Wynn, the brother of Stephen A. Wynn, was employed by Wynn Development and Design, LLC, a direct subsidiary of the Company, at an annual salary of $250,000. Kenneth R. Wynn was the President of Wynn Development and Design. Kenneth R. Wynn is no longer employed by the Company or any of its affiliates. Kenneth R. Wynn forfeited his grants of restricted shares of and options to purchase Company common stock concurrent with his departure from the Company.

PROPOSAL NO. 2

AMENDMENT TO THE WYNN RESORTS, LIMITED

ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS

The Incentive Plan was adopted by the Board of Directors on March 8, 2004, and by the stockholders of the Company on May 4, 2004. The Incentive Plan is an annual bonus plan designed to provide certain senior executive officers with incentive compensation based upon the achievement of pre-established performance goals. The Chief Executive Officer and other executive officers of the Company who are among the four most highly compensated are eligible to participate in the Incentive Plan. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”).

The Incentive Plan currently provides that a participant’s maximum annual bonus payable with respect to any plan year is the lesser of (a) $2,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of the participant’s “average base annual salary” over the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant’s “average base annual salary” over the applicable performance period. The average base salary of a Participant is the average of the Participant’s base salary on the day the performance period begins and the Participant’s base salary on the day the Committee establishes the performance goals.

In order to provide greater flexibility to the Committee in its determination of annual bonuses under the Incentive Plan, the Board of Directors has approved an amendment to the Incentive Plan for submission to the Company’s stockholder to increase the maximum annual bonus payable to any executive with respect to any plan year to the lesser of (a) $7,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of the participant’s “average base annual salary” over the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant’s “average base annual salary” over the applicable performance period. The Company seeks approval by its stockholders of this amendment to the Incentive Plan.

As is presently the case, even if the performance goals are met for any particular year, the Committee will continue to be able to reduce or eliminate any participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Incentive Plan. In addition, the Committee will continue to be able to grant bonuses outside of the Incentive Plan.

A copy of the full text of the Incentive Plan, as amended, is attached hereto as Exhibit A.

Description of the Principal Features of the Incentive Plan, as Amended

The following is a description of the principal features of the Incentive Plan, as amended, and is qualified in its entirety by reference to Exhibit A.

Purpose.    The purpose of the Incentive Plan is to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. An additional purpose of the Incentive Plan is to serve as a qualified performance-based compensation program under Section 162(m), in order to preserve the Company’s tax deduction for compensation paid under the Incentive Plan to the Company’s most senior executive officers.

Administration.    The Incentive Plan is administered by the Compensation Committee of the Board of Directors, which consists solely of “outside directors” within the meaning of Section 162(m).

Eligibility.    Those executive officers of the Company who are “covered employees” as defined under Section 162(m) of the Code are eligible to participate in the Incentive Plan. At or prior to the time that performance objectives for a performance period are established, the Committee will designate which executive officers shall participate in the Incentive Plan for such performance period (the “Participants”). A bonus award that would otherwise be payable to a Participant who is not employed by the Company on the last day of a performance period may be prorated or not paid in the discretion of the Chief Executive Officer, except in the case of a bonus award payable to the Chief Executive Officer, in which case the decision will be made in the discretion of the Committee.

Performance Goals.    The performance period with respect to which bonuses shall be calculated and paid under the Incentive Plan will generally be the Company’s fiscal year but the Committee will have the discretion to designate different performance periods. Within 90 days after the beginning of the performance period, the Committee will establish in writing, one or more performance goals, specific target objectives for the performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; gross margin; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity including, but not limited to, the ability to complete major capital projects on time and within budget, and the ability to successfully meet objective project milestones during the performance year; equity capital raised; consummation of debt and equity offerings; asset management (e.g. inventory and receivable levels); compliance with contractual and legal requirements; customer satisfaction; employee satisfaction; or any increase or decrease of one or more of the foregoing over a specified period. In addition, performance goals may be based upon a Participant’s attainment of personal goals with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. The Committee shall have the authority to make appropriate adjustments in performance goals to reflect the impact of extraordinary items not reflected in such goals.

Maximum Bonuses.    No Participant’s bonus for any plan year shall greater than the lesser of (a) $7,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of the participant’s “average base annual salary” over the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant’s “average base annual salary” over the applicable performance period.

Limitation on Committee’s Discretion.    The Committee does not have the authority to increase the amount of the award payable to an executive officer upon attainment of a performance goal, but the Committee may, in its discretion, reduce or eliminate the amount payable to such an individual.

Committee Certification of Performance Goal Attainment.    As soon as practicable after the end of each performance period (or such sooner time as the performance goals have been met), and before any awards for a particular year can be paid, the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goals for the performance period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for the performance period based upon the performance goals, objectives, and computation formulae for the performance period.

Amendments/Termination of the Incentive Plan.    The Incentive Plan may be amended or terminated by the Board of Directors, provided that no amendment of the Incentive Plan may be made without the approval of stockholders if such amendment would alter the class of individuals who are eligible to participate in the Incentive Plan, the performance criteria, or the maximum bonus payable to any Participant.

Benefits under the Incentive Plan.    In as much as individual benefits under the Incentive Plan will be determined by the Committee, benefits to be paid under the Incentive Plan are not determinable at this time.

This proposal will be approved if the number of votes cast in favor of the proposal by stockholders entitled to vote exceeds the number of votes cast in opposition to the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE WYNN RESORTS, LIMITED ANNUAL PERFORMANCE BASED INCENTIVE PLAN FOR EXECUTIVE OFFICERS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, a firm of independent public accountants, as our independent public accountants to examine and report to our stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

The following table shows the fees paid or accrued by the Company for audit and other services provided by Deloitte & Touche LLP during each of the fiscal years ended December 31, 2004 and December 31, 2003:

	Aggregate Fees
Category	2004	2003
Audit fees	$630,773	$225,839
Audit-related fees	$13,000	$12,803
Tax fees	$301,065	$518,944
All other fees	—	—

“Audit fees” includes the aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the reviews of our consolidated financial statements for the quarterly periods ended March 31, June 30, and September 30, and for the audit of our consolidated financial statements and the consolidated financial statements of certain of our subsidiaries for the year ended December 31. “Audit fees” also includes amounts billed for services provided in connection with securities offerings during 2003 and 2004. Of the $630,773 billed for 2004, $351,699 related to Deloitte & Touche LLP’s audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. “Audit related fees” is the aggregate fees billed by Deloitte & Touche LLP for audits of the Company’s defined contribution employee benefit plan. “Tax fees” for 2004 and 2003 include fees for tax preparation and compliance of $79,500 and $253,256 respectively, international tax research and planning for the Company’s foreign subsidiaries of $77,165 and $110,270, respectively, and domestic tax planning and research of approximately $144,400 and $155,418, respectively. “All other fees” relate to all other services rendered by Deloitte & Touche LLP at our request.

All of Deloitte & Touche LLP’s fees were pre-approved by the Audit Committee in 2004. The Audit Committee pre-approves services either by: (1) approving a request from management to engage Deloitte & Touche LLP for a specific project at a specific fee or rate or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at Deloitte & Touche LLP ‘s usual and customary rates.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent public accountants is not required under Nevada law or under the Company’s Articles of Incorporation or By-Laws. If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2005, the Audit Committee will evaluate what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the current year or whether to wait until the completion of the audit for the current year before changing independent auditors. Even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

This proposal will be approved if the number of votes cast in favor of the proposal by stockholders entitled to vote exceeds the number of votes cast in opposition to the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2005.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies in their discretion.

STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2006 Annual Meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. Such proposals must be received by the Company at its offices at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 no later than December 16, 2005. In addition, our Bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice at least 60 days and not more than 90 days prior to the date of the meeting, or no later than 10 days from the public announcement of the meeting, if later, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. The Chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Exhibit A

WYNN RESORTS, LIMITED

ANNUAL PERFORMANCE BASED INCENTIVE PLAN

FOR EXECUTIVE OFFICERS

PURPOSE

The WYNN RESORTS, LIMITED Annual Performance Based Incentive Plan for Executive Officers (the “Plan”) is an annual short-term incentive plan designed to reward executive officers of WYNN RESORTS, LIMITED (the “Company”), for achieving preestablished corporate performance goals. The Plan is intended to provide an incentive for superior performance and to motivate participating officers toward the highest levels of achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executive officers. The Plan is also intended to preserve the Company’s tax deduction for bonus compensation paid to executive officers by meeting the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 1

ELIGIBILITY AND PARTICIPATION

Section 1.1    Participation in the Plan is limited to those executive officers of the Company who are “covered employees” as defined under Section 162(m) of the Code. At or prior to the time that performance objectives for a “Performance Period” are established, as defined in Section 2.2 below, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) will designate which executive officers shall participate in the Plan for such Performance Period (the “Participants”).

ARTICLE 2

PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

Section 2.1    The performance period with respect to which bonuses shall be calculated and paid under the Plan (the “Performance Period”) shall generally be the fiscal year beginning on January 1 and ending on December 31 (the “Plan Year”); provided, however, that the Committee shall have the authority to designate different Performance Periods under the Plan.

Section 2.2    Within the first ninety days of each Performance Period, the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or method for computing the amount of bonus compensation awardable to each Participant if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and formulae must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent of the total number of days in such Performance Period.

Section 2.3    Performance goals shall be based upon one or more of the following business criteria for the Company as a whole or any of its subsidiaries or operating units: stock price; market share; gross revenue; gross margin; pretax operating income; cash flow; earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on invested capital or assets; return on revenues; cost reductions and savings; productivity including, but not limited to, the ability to complete major capital projects on time and within budget, and the ability to successfully meet objective project milestones during the performance year; equity capital raised; consummation of debt and equity offerings; asset management (e.g. inventory and receivable levels); compliance with contractual and legal requirements; customer satisfaction; employee satisfaction; or, any increase or decrease of one or more of the foregoing over a specified period. In addition, performance goals may be based upon a Participant’s attainment of personal goals with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. Measurements of the Company’s or a Participant’s performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in standard accounting terms, shall be determined according to generally accepted accounting principles as in existence on the date on which the performance goals are established. The Committee shall have the authority to make appropriate adjustments in performance goals to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (6) the impact of capital expenditures, (7) the impact of share repurchases and other changes in the number of outstanding shares, and (8) such other items as may be prescribed by Section 162(m) of the Code and the treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

ARTICLE 3

DETERMINATION OF BONUS AWARDS

Section 3.1    As soon as practicable after the end of each Performance Period (or such sooner time as the performance goals have been met), the Committee shall certify in writing to what extent the Company and the Participants have achieved the performance goal or goals for such Performance Period, including the specific target objectives and the satisfaction of any other material terms of the bonus award, and the Committee shall calculate the amount of each Participant’s bonus for such Performance Period based upon the performance goals, objectives, and computation formulae for such Performance Period established pursuant to Section 2.2 above. The Committee shall have no discretion to increase the amount of any Participant’s bonus as so determined, but may reduce or totally eliminate any Participant’s bonus if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the Participant’s performance or any other factors material to the goals, purposes, and administration of the Plan.

Section 3.2    No Participant’s bonus for any Plan Year shall exceed the lesser of (a) $7,500,000 and (b) (I) in the case of the Company’s Chief Executive Officer, 250% of the participant’s “average base annual salary” over the applicable performance period, and (II) in the case of all other participants, up to a maximum of 200% of the participant’s “average base annual salary” over the applicable performance period.

Section 3.3    The average base annual salary of a Participant shall be the average of a Participant’s base annual salary as in effect as of (a) the first day of such Performance Period, and (b) the date the Committee shall establish the performance goals, objectives and computation formulae for such Performance Period pursuant to Section 2.2 above.

ARTICLE 4

PAYMENT OF BONUS AWARDS

Section 4.1    Approved bonus awards shall be payable by the Company in cash, stock, or options, or a combination thereof, to each Participant, or to the Participant’s estate in the event of the Participant’s death, as soon as practicable after the Committee has certified in writing pursuant to Section 3.1 that the relevant performance goals were achieved.

Section 4.2    A bonus award that would otherwise be payable to a Participant who is not employed by the Company or one of its subsidiaries on the last day of a Performance Period or on such sooner date as the performance goals have been met may be prorated or not paid in the discretion of the CEO, except in the case of a bonus award payable to the CEO in which case the decision will be made in the discretion of the Committee.

ARTICLE 5

OTHER TERMS AND CONDITIONS

Section 5.1    No bonus awards shall be paid under the Plan unless and until the material terms (within the meaning of the Code and regulations promulgated thereunder) of the Plan, including the business criteria described in Section 2.3 above, are approved by the stockholders in accordance with Section 6.7 below.

Section 5.2    No person shall have any legal claim to be granted a bonus award under the Plan and the Committee shall have no obligation to treat Participants uniformly. Except as may be otherwise required by law, bonus awards under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Plan shall be payable from the general assets of the Company and no Participant shall have any claim with respect to any specific assets of the Company.

Section 5.3    Neither the Plan nor any action taken under the Plan shall be construed as giving any employee the right to be retained in the employ of the Company or any subsidiary or to obligate the Company or any subsidiary to maintain any employee’s compensation at any level.

Section 5.4    The Company or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee to the Company or any of its subsidiaries.

Section 5.5    The Plan and the granting and payment of bonus awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

Section 5.6    Bonus awards shall not be transferable by a Participant except upon the Participant’s death following the end of the performance period but prior to the date payment is made, in which case the bonus award shall be transferable by will or the laws of descent and distribution.

Section 5.7    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to a bonus award, nothing contained in the Plan or any bonus award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 6

ADMINISTRATION

Section 6.1    All members of the Committee shall be persons who qualify as “outside directors” as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation Committee of the Board shall constitute the Committee hereunder.

Section 6.2    The Committee shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable.

Section 6.3    Except with respect to matters which under the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

Section 6.4    The Committee may rely on opinions, reports or statements of officers or employees of the Company or any subsidiary thereof and of Company counsel (inside or retained counsel), public accountants and other professional or expert persons.

Section 6.5    The Board reserves the right to amend or terminate the Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Plan to the requirements of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Plan, the performance criteria specified in Section 2.3 or the maximum bonus payable to any Participant as specified in Section 3.2 without stockholder approval unless stockholder approval is not required in order for bonuses paid to Participants to constitute qualified performance-based compensation under Section 162(m) of the Code.

Section 6.6    The place of administration of the Plan shall be the State of Nevada, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Nevada (without giving effect to conflicts of law principles).

Section 6.7    The Plan shall take effect upon its adoption by the Board; provided, however, that the Plan shall be subject to the requisite approval of the stockholders of the Company in order to comply with Section 162(m) of the Code. In the absence of such approval, the Plan (and any bonus awards made pursuant to the Plan prior to the date of such approval) shall be null and void.

Section 6.8    The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

WYNN RESORTS, LIMITED

Proxy For Annual Meeting Of Stockholders

To Be Held On May 2, 2005

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Wynn Resorts, Limited, a Nevada corporation (the “Company”), hereby appoints Stephen A. Wynn, Ronald J. Kramer and Marc H. Rubinstein or any of them, as proxies for the undersigned, each with full power of substitution to attend the Annual Meeting of Stockholders of the Company to be held on Monday, May 2, 2005 at 11:00 a.m., local time, held in the Latour Ballroom at the Wynn Las Vegas Resort and Casino, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, and at any adjournment(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such Annual Meeting and otherwise to represent the undersigned at the Annual Meeting, with the same effect as if the undersigned were present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any proxy previously given with respect to such shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 & 3

(Continued and to be signed on reverse side)

FOLD AND DETACH HERE

WYNN RESORTS, LIMITED

PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

1. To elect the following four Class III directors to serve as such until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified, or until such director’s earlier death, resignation or removal:

Nominees:

Kazuo Okada

Robert J. Miller

Kiril Sokoloff

Allan Zeman

FOR ALL NOMINEES

WITHHOLD AS TO ALL NOMINEES

FOR ALL NOMINEES(S) (Except as written below)

2. To approve a proposed amendment to the Company’s Annual Performance-Based Incentive Plan for Executive Officers.

FOR

AGAINST

ABSTAIN

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

FOR

AGAINST

ABSTAIN

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Signature

Signature if held jointly

Dated , 2005.

Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

Fold and Detach Here